Exhibit 99.1

InterMune, Inc.

3280 Bayshore Boulevard

Brisbane, CA 94005

To:	Holders of InterMune, Inc.
5.00% Convertible Senior Notes due 2015

and

The Bank of New York Mellon Trust Company, N.A.
400 South Hope Street, Suite 400
Los Angeles, California 90071
Attention: Corporate Trust Unit, Alex Briffett

Re:	Notice of Anticipated Fundamental Change

Reference is hereby made to the Indenture, dated as of June 24, 2008 (the “Indenture”), between InterMune, Inc., a Delaware corporation (the “Company” or “InterMune”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”), relating to the Company’s 5.00% Convertible Senior Notes due 2015 (CUSIP No. 45884XAD5) (the “Notes”). Capitalized terms used but not defined in this notice shall have the meanings ascribed to such terms in the Indenture.

On August 22, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Roche Holdings, Inc., a Delaware corporation (“Parent”), and Klee Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). A copy of the joint press release publicly announcing the execution of the Merger Agreement and a copy of the Merger Agreement were filed as Exhibits 99.1 and 2.1, respectively, to the Company’s Current Report on Form 8-K filed with the SEC on August 25, 2014.

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions described therein, on August 29, 2014, Merger Sub commenced a cash tender offer (such tender offer, as it may be extended, amended and supplemented from time to time as permitted by the Merger Agreement, the “Offer”) to purchase all of the outstanding shares of common stock of the Company, par value $0.001 per share (the “Shares”) at a price of $74.00 per Share, payable net to the seller thereof in cash, without interest, subject to any withholding of taxes required by applicable law (such amount, or any different amount per Share that may be paid pursuant to the Offer in accordance with the terms of the Merger Agreement, the “Offer Price”). The Offer will remain open until September 26, 2014 (such date, the “Expiration Date”) unless the Offer is extended. The obligation of Merger Sub to purchase Shares tendered in the Offer is subject to customary conditions, including the tender of a number of Shares that represents a majority of the total number of outstanding Shares, on a fully diluted basis and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Following the completion of the Offer and, subject to the satisfaction or waiver of certain customary conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). The Merger will be effected as promptly as practicable following consummation of the Offer.

NOTICE OF ANTICIPATED FUNDAMENTAL CHANGE

In accordance with the Indenture, notice is hereby given that each of the consummation of the Offer and the Merger would constitute a Fundamental Change under the terms of the Indenture, and the date of each of the consummation of the Offer and the Merger would constitute the Effective Date of such Fundamental Change.

The Offer Price exceeds the price limit of $50.00 per share established by Section 14.12(b) (ii) of the Indenture. Therefore, the Make-Whole Applicable Increase will be zero (0) and there will be no corresponding adjustment to the Conversion Rate.

Each of the consummation of the Offer and the Merger remain subject to customary closing conditions set forth in the Merger Agreement. Subject to the satisfaction or waiver of those conditions, the Company currently expects that the consummation of the Offer and the Merger will both take place in 2014 and advises holders that the earliest the Offer can be consummated is September 29, 2014. As described above, the Merger will be effected as promptly as practicable following consummation of the Offer. The Company, however, is unable to give any assurances as to the actual date of the Effective Dates of the Fundamental Changes described herein, or if they will occur at all.

INTERMUNE, INC.

September 5, 2014

Notice to Investors

This announcement is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell InterMune common stock. On August 29, 2014, Roche Holdings, Inc.(“Roche”) and Klee Acquisition Corporation, a wholly owned subsidiary of Roche, filed a tender offer statement on Schedule TO with the SEC and InterMune filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer. Investors and security holders are urged to read these materials carefully since they contain important information, including the terms and conditions of the offer. The tender offer statement on Schedule TO, Solicitation/Recommendation Statement and related materials have been filed by Roche and InterMune with the SEC, and investors and security holders may obtain a free copy of these materials and other documents filed by Roche and InterMune with the SEC at the website maintained by the SEC at www.sec.gov. Investors and security holders may also obtain free copies of the Solicitation/Recommendation Statement and other documents filed with the SEC by InterMune at www.intermune.com.

Forward-Looking Statements

Some of the statements contained in this announcement are forward-looking statements, including statements regarding the expected consummation of the acquisition, which involves a number of risks and uncertainties, including the satisfaction of closing conditions for the acquisition, such as regulatory approval for the transaction, the tender of a majority of the outstanding shares of common stock of InterMune, the possibility that the transaction will not be completed and other risks and uncertainties discussed in InterMune’s public filings with the SEC, including the “Risk Factors” section of InterMune’s annual report on Form 10-K for the year ended December 31, 2013 and subsequent quarterly reports on Form 10-Q, as well as the tender offer documents filed by Klee Acquisition Corporation and the Solicitation/Recommendation Statement filed by InterMune. These statements are based on current expectations, assumptions, estimates and projections, and involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to be materially different from any future statements. These statements are generally identified by words or phrases such as “believe”, “anticipate”, “expect”, “intend”, “plan”, “will”, “may”, “should”, “estimate”, “predict”, “potential”, “continue” or the negative of such terms or other similar expressions. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results and the timing of events may differ materially from the results and/or timing discussed in the forward-looking statements, and you should not place undue reliance on these statements. InterMune disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this announcement or otherwise.